SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549


                          SCHEDULE 13G

             Under the Securities Exchange Act of 1934
                       (Amendment No. 1)*


                     Capstone Turbine Corporation
               -----------------------------------------
                          (Name of Issuer)


                    Common Stock, $0.01 par value
               -----------------------------------------

                    (Title of Class of Securities)


                            US 14067D1028
                -----------------------------------------
                            (CUSIP Number)


                             December 31, 2005
                -----------------------------------------
          (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ] Rule 13d-1(b)

      [x] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  CUSIP No. US 14067D1028


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

      Rho Capital Partners, Inc.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            0 Shares

      6     SHARED VOTING POWER

            1,914,018 Shares

      7     SOLE DISPOSITIVE POWER

            0 Shares

      8     SHARED DISPOSITIVE POWER

            1,914,018 Shares

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,914,018 Shares


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.9%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO/IA

                                  CUSIP No. US 14067D1028


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Rho Management Trust I


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            0 Shares

      6     SHARED VOTING POWER

            1,914,018 Shares

      7     SOLE DISPOSITIVE POWER

            0 Shares

      8     SHARED DISPOSITIVE POWER

            1,914,018 Shares

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,914,018 Shares


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.9%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO

                                    CUSIP No. US 14067D1028


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Joshua Ruch


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of South Africa


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            3,936,239 Shares

      6     SHARED VOTING POWER

            1,914,018 Shares


      7     SOLE DISPOSITIVE POWER

            3,936,239 Shares


      8     SHARED DISPOSITIVE POWER

            1,914,018 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,850,257 Shares


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.7%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN

                                  CUSIP No. US 14067D1028


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Habib Kairouz


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            0 Shares

      6     SHARED VOTING POWER

            1,914,018 Shares

      7     SOLE DISPOSITIVE POWER

            0 Shares

      8     SHARED DISPOSITIVE POWER

            1,914,018 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,914,018 Shares


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.9%

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

                                  CUSIP No. US 14067D1028


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Mark Leschly


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Kingdom of Denmark


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            0 Shares

      6     SHARED VOTING POWER

            1,914,018 Shares

      7     SOLE DISPOSITIVE POWER

            0 Shares

      8     SHARED DISPOSITIVE POWER

            1,914,018 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,914,018 Shares


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.9%

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

      This Amendment No. 1 to Schedule 13G for Capstone Turbine Corporation, a Delaware corporation (the "Company"), amends a Schedule 13G, dated as of June 2, 2005, with respect to the Common Stock, par value $0.01 per share (the "Shares") of the Company deemed beneficially owned by Rho Capital Partners, Inc. ("Rho"), and its shareholders, Joshua Ruch, Habib Kairouz and Mark Leschly, as follows below. This Amendment is filed to amend, as of December 31, 2005, Item 4 as contained in the statement on Schedule 13G most recently filed.


     Items 1 - 3.  No amendment


     Item 4.  Ownership

     See cover page for each reporting person.

     Rho Management Trust I is the registered holder of 1,914,018 Shares reported hereby. As the ultimate holder of voting and investment authority over the Shares registered in the name of Rho Management Trust I, Rho may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of the 1,914,018 Shares reported by Rho Management Trust I, constituting 1.9% of the Company's Shares outstanding as of the date of the Company's most recently filed Form 10-Q.

     As stockholders of Rho, Joshua Ruch, Habib Kairouz and Mark Leschly may be deemed to share investment and voting control over the Shares reported herein by Rho. Accordingly, each of Messrs. Ruch, Kairouz and Leschly may be deemed to be the beneficial owner of the 1,914,018 Shares reported by Rho hereunder, constituting 1.9% of the Company's shares outstanding as of the date of the Company's most recently filed Form 10-Q.

      Additionally, by virtue of direct ownership, investment authority over certain managed accounts, control of certain entities and his position as trustee of certain trusts and foundations, Mr. Ruch may be deemed to be the beneficial owner with sole voting and investment authority of an additional 3,936,239 Shares, for an aggregate beneficial ownership of 5,850,257 Shares, constituting 5.7% of the Company's shares outstanding as of the date of the Company's most recently filed Form 10-Q.

     Other than Shares in which they have a pecuniary interest, each of Messrs. Ruch, Kairouz and Leschly disclaims beneficial ownership of the Shares reported by this Statement.


      Items 5 - 9.  No amendment.


      Item 10. Certifications

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February __, 2006.



RHO CAPITAL PARTNERS, INC.

    By: /s/ Jeffrey I. Martin
    ------------------------------------
    Jeffrey I. Martin, Authorized Signer



RHO MANAGEMENT TRUST I
By: RHO CAPITAL PARTNERS, INC.
    as Investment Adviser

    By: /s/ Jeffrey I. Martin
    ------------------------------------
    Jeffrey I. Martin, Authorized Signer



/s/ Jeffrey I. Martin
------------------------------------------------------
Jeffrey I. Martin, Authorized Signer for Joshua Ruch



/s/ Jeffrey I. Martin
------------------------------------------------------
Jeffrey I. Martin, Authorized Signer for Habib Kairouz



/s/ Jeffrey I. Martin
------------------------------------------------------
Jeffrey I. Martin, Authorized Signer for Mark Leschly